                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 FLEET FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]
                               One Federal Street
                          Boston, Massachusetts 02110

                                                                   March 2, 1998

Dear Stockholder:

I am pleased to invite you to the 1998 Annual Meeting of Stockholders of Fleet Financial Group, Inc. ("Fleet"), which will be held on Wednesday, April 15, 1998, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts.

The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

Matters scheduled for consideration at the Annual Meeting are the election of directors and the ratification of the selection of independent auditors for 1998.

I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                          Very truly yours,

                                          /s/ Terrence Murray

                                          TERRENCE MURRAY
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 15, 1998

The Annual Meeting of Stockholders of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), will be held on Wednesday, April 15, 1998, at 11:00 a.m. at the World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts for the purpose of considering and voting upon:

1. The election of eight directors for three-year terms and the election of one director for a two-year term.

2. The ratification of the selection of KPMG Peat Marwick LLP as independent auditors for Fleet for 1998.

3. The transaction of such other business as may properly come before the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on February 18, 1998. Fleet's transfer books will not be closed.

                                        By Order of the Board of Directors,

                                        /s/ William C. Mutterperl

                                        WILLIAM C. MUTTERPERL
                                        SECRETARY

Boston, Massachusetts
March 2, 1998

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, USING THE RETURN ENVELOPE ENCLOSED WITH THE PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                          FLEET FINANCIAL GROUP, INC.
                               ONE FEDERAL STREET
                                BOSTON, MA 02110
                             TELEPHONE 617-346-4000

                              -------------------

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

                                PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors ("Fleet Board") of Fleet Financial Group, Inc. ("Fleet" or the "Corporation") in connection with the Annual Meeting of Stockholders to be held on April 15, 1998. This proxy statement and the enclosed proxy are first being sent to stockholders on or about March 2, 1998. The proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder. If no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal Nos. 1 and 2.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on February 18, 1998. On this date, there were outstanding and entitled to vote 283,836,463 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence (in person or by proxy) of a majority of the aggregate number of shares of Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining whether there is a quorum.

Management is not aware of any matter to be considered at the Annual Meeting other than those referred to in this proxy statement. If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                               VOTING PROCEDURES

The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required to elect directors and to ratify the selection of auditors. In voting for the election of directors, stockholders may cast their votes in favor or against, but abstentions may not be specified. Abstentions may be specified with respect to the ratification of the selection of independent auditors. Unless a broker's authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present and entitled to vote at the Annual Meeting. Abstentions also are counted for this purpose. Consequently, a broker non-vote or an abstention has the same effect as a vote against a proposal, as each broker non-vote or abstention would be one less vote in favor of a proposal. Since a broker's authority is not limited with respect to Proposal Nos. 1 and 2, Fleet does not expect to receive any broker non-votes with respect to the Annual Meeting.

A stockholder of record may revoke a proxy by delivering written notice of revocation to William C. Mutterperl, Secretary of Fleet, at the address set forth above, by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting in person, notifying the Secretary, and voting by ballot at the Annual Meeting. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name will need additional documentation from the record holder of the shares to vote in person at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists all stockholders known by Fleet to beneficially own more than 5% of the 261,316,685 shares of Common Stock outstanding as of December 31, 1997:

                                                                                AMOUNT AND NATURE
                                                                                  OF BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                OWNERSHIP            CLASS
----------------------------------------------------------------------------  ----------------------  ------------
FMR Corp.(1)................................................................          25,970,808(1)       9.94%(1)
  82 Devonshire Street
  Boston, MA 02109
KKR Associates(2)...........................................................          25,591,890(2)       9.56%(2)
  9 West 57th Street
  New York, NY 10019

------------------------

(1) FMR Corp. ("FMR") beneficially owned 25,970,808 shares of Common Stock as of December 31, 1997 as a result of various of its subsidiaries and affiliates providing investment advisory and management services. FMR has sole voting power with respect to 860,666 of the shares, shared voting power with respect to 7,336 of the shares, sole dispositive power with respect to 25,962,072 of the shares, and shared dispositive power with respect to 7,336 of the shares. This information is based on a Schedule 13G filed by FMR with the Securities and Exchange Commission ("Commission") dated February 14, 1998.

(2) KKR Associates, which was organized by Kohlberg Kravis Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), beneficially owned, together with the Partnerships, 19,091,890 shares of Common Stock and rights to purchase 6,500,000 shares of Common Stock (the "Rights") as of December 31, 1997. The total number of shares of Common Stock represented by such Common Stock and Rights is 25,591,890 shares (after giving effect to the exercise of the Rights). KKR Associates is a New York limited partnership consisting of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly as general partners, and certain past and present employees of KKR and partnerships and trusts for the benefit of the families of the general partners and employees of KKR and former general partners of KKR, as limited partners. KKR, KKR Associates, the Partnerships and Messrs. Kravis, Raether, Tokarz, Golkin, Robbins and Stuart have an address of 9 West 57th Street, New York, New York 10019. Messrs. Roberts, MacDonnell, Michelson, Greene and Gilhuly have an address of 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. KKR Associates has sole voting and investment power for the Partnerships. This information is derived from an amended Schedule 13D filed with the Commission on January 13, 1996, and other information furnished to Fleet. For purposes of calculating the percent of Common Stock beneficially owned, the number of shares of Common Stock deemed to be outstanding includes 6,500,000 shares that may be issued upon exercise of the Rights described above.

                             ELECTION OF DIRECTORS

As of the date of this proxy statement, the Fleet Board consists of 22 persons. The Fleet Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Eight directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting and until their successors are elected and have qualified. Such nominees are Joel B. Alvord, Bradford R. Boss, Stillman B. Brown, Kim B. Clark, James F. Hardymon, Arthur C. Milot, Lois D. Rice and John R. Riedman. In addition, Marian
L. Heard is nominated for election at the Annual Meeting to serve until the 2000 Annual Meeting and until her successor is elected and has qualified. Rhode Island law requires Directors Clark and Heard, each of whom was appointed to the Fleet Board in February 1998, to stand for re-election at the Annual Meeting because their appointments increased the size of the Fleet Board. Directors generally are elected by the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote at the Annual Meeting when there is a quorum.

Each of the nominees for director is presently a director of Fleet. Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the Annual Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the other persons are designated by the Fleet Board. The Fleet Board has no reason to believe that any of the nominees will be unavailable for election.

              THE FLEET BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES
                           FOR ELECTION AS DIRECTORS

                               NOMINEES FOR DIRECTOR

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP                                                                    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2001

                          PRESIDENT AND MANAGING PARTNER, SHAWMUT CAPITAL PARTNERS, INC.
          [PHOTO]         Mr. Alvord has been President and Managing Partner of Shawmut Capital Partners, Inc., a
     Joel B. Alvord       venture capital buy-out firm, since 1997. Previously, he held a number of executive
           59             positions in predecessor banks of Fleet. He was elected President of Hartford National
  Chairman, Executive     Corporation ("Hartford National") in 1978 and its Chairman and Chief Executive Officer
Committee; Co-Chairman,   in 1986. In 1988, he was elected Chief Executive Officer of Shawmut National
  Employee Development    Corporation ("Shawmut") and with the merger of Shawmut into Fleet ("Shawmut Merger") in
   and Public Policy      1995, became the Chairman of Fleet. Currently, he is a director of HSB Group, Inc.,
       Committee          Cuno Incorporated and American Skiing Company. He also serves as a director of The Wang
                          Center for the Performing Arts, the Harvard Eating Disorders Center and the American
                          Repertory Theater. He is a member of the Board of Overseers of the Museum of Fine Arts
                          Boston and the Boston Symphony Orchestra. Mr. Alvord graduated from Dartmouth College and received an MBA from the Amos Tuck School of Business Administration in 1961. He
                          has served as a Fleet director since 1995.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2001

                          CHAIRMAN, A.T. CROSS COMPANY
          [PHOTO]         Mr. Boss joined A.T. Cross Company, a manufacturer of writing instruments, in 1958,
    Bradford R. Boss      became President in 1971, was elected Chairman and Chief Executive Officer in 1979, and
           64             became Chairman in April 1993. A former member of the Board of Governors of the
  Human Resources and     American Stock Exchange, he also has served as President and Chairman of the Writing
   Planning Committee     Instrument Manufacturers Association. Mr. Boss is a graduate of the University of Rhode
                          Island, and was elected to the Fleet Board in 1976.

                          PRESIDENT, HARCOTT CORPORATION
          [PHOTO]         President of Harcott Corporation since 1987, Mr. Brown previously was Executive Vice
   Stillman B. Brown      President, Chief Financial Officer and a director of United Technologies Corporation,
           64             where he served in a variety of executive positions from 1978 to 1986. He is a director
     Chairman, Risk       of The Stanley Works and past Chairman of the Board of Regents of the University of
 Management Committee;    Hartford. Mr. Brown became a director of Fleet in 1995, having served as a Shawmut
  Executive Committee     director since 1987. Mr. Brown also served as a Shawmut banking subsidiary director from 1979 to 1988.

                          DEAN OF THE FACULTY, HARVARD BUSINESS SCHOOL
          [PHOTO]         Mr. Clark, the Harry E. Figgie, Jr. Professor of Business Administration, is Dean of
      Kim B. Clark        the Faculty at Harvard Business School. A member of the Harvard faculty since 1978,
           48             Dean Clark's research has focused on the areas of technology, productivity, product
    Audit Committee       development and operations strategy in a variety of industries, including automobiles, steel, semiconductors, computers and advanced ceramics. Dean Clark was elected to the
                          Fleet Board in February 1998.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2001

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEXTRON INC.
          [PHOTO]         Mr. Hardymon joined Textron Inc., a diversified manufacturing company, in December 1989
   James F. Hardymon      as President and Chief Operating Officer, at which time he was named to the Textron
           63             Board of Directors. In 1992, he was elected Chief Executive Officer and, in 1993, was
    Chairman, Human       elected Chairman. He is a trustee of the University of Kentucky and a director of Air
     Resources and        Product & Chemicals, Inc. and Groupe Schneider. Mr. Hardymon received his Bachelor and
  Planning Committee;     Master's degrees in civil engineering from the University of Kentucky, and has served
  Executive Committee     on the Fleet Board since 1991.

                          PRIVATE INVESTOR
          [PHOTO]         Mr. Milot was President of Brewster Lumber Company, a supplier of building materials
    Arthur C. Milot       and household appliances, from 1969 to 1986. He is a director of Benodet Insurance Co.,
           65             Ltd. and Philan Insurance Co., Ltd., and served as a director of various Fleet banking
  Executive Committee;    subsidiaries from 1969 to 1995. A Harvard University graduate, Mr. Milot has been a
    Audit Committee       Fleet director since 1976.

                          GUEST SCHOLAR, THE BROOKINGS INSTITUTION
          [PHOTO]         Mrs. Rice joined The Brookings Institution in 1991. From 1981 to 1991 she was a
      Lois D. Rice        director and Senior Vice President of Government Affairs at Control Data Corporation.
           65             Mrs. Rice is a director of International Multifoods, McGraw Hill Companies, HSB Group,
 Co-Chairman, Employee    Inc. and Unum Corp. She also serves on the boards of the Center for Naval Analysis, the
 Development and Public   Public Agenda Foundation and The Harry Frank Guggenheim Foundation. She is a trustee of
Policy Committee; Audit   The Urban Institute, and a member of the President's Foreign Intelligence Advisory
       Committee          Board. Elected a director of Shawmut in 1992, Mrs. Rice joined the Fleet Board in 1995 in connection with the Shawmut Merger.

    NOMINEE, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2001

                          CHAIRMAN, RIEDMAN CORPORATION
          [PHOTO]         Mr. Riedman was President of Riedman Corporation, which is engaged in the property and
    John R. Riedman       casualty insurance marketing and real estate development businesses, for 25 years until
           69             he became Chairman in 1991. He also serves as Treasurer and past Chairman of the
    Chairman, Audit       Rochester Chamber of Commerce and Chairman of the Monroe County Airport Advisory
       Committee          Committee. Mr. Riedman is a director of Rochester Public Radio (WXXI) and a trustee of
                          St. John Fisher College and of Genesee Hospital. He also is a member of the National
                          Association of Surety Bond Producers and the Nominating Committee of the United Way of
                          Rochester. Mr. Riedman previously served as a director of Norstar Bancorp Inc.
                          ("Norstar"), and joined the Fleet Board in 1988 in connection with the merger of
                          Norstar ("Norstar Merger") with Fleet.

TERM EXPIRING IN 2000

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNITED WAY OF MASSACHUSETTS BAY
          [PHOTO]         Ms. Heard has served as President and Chief Executive Officer of the United Way of
    Marian L. Heard       Massachusetts Bay and as Chief Executive Officer of the United Ways of New England
           57             since 1992. For 17 years prior to that, she served in various leadership capacities at
Employee Development and  the United Way of Eastern Fairfield County and served the last three as President and
Public Policy Committee   Chief Executive Officer. Ms. Heard is a director of Blue Cross and Blue Shield of
                          Massachusetts, Inc., Liberty Mutual Insurance Company, and the New England Aquarium.
                          She is also a Council member of the Women's Cancers Program at the Dana-Farber
                          Institute, a member of the Board of Trustees of the Dana-Farber Cancer Institute and
                          the Board of Governors of Dana-Farber, Inc. Ms. Heard is a trustee of Fairfield
                          University, and was the founding President and Chief Executive Officer of the Points of
                          Light Foundation. In June 1995 she was elected Chairman of the Board of Directors of the Points of Light Foundation, and served until completion of her second term in 1997.
                          A director of Fleet National Bank since 1992, Ms. Heard was elected to the Fleet Board in February 1998.

                         DIRECTORS CONTINUING IN OFFICE

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP                                                                    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1999

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, GILBANE BUILDING COMPANY
          [PHOTO]         Mr. Choquette was elected Chairman and Chief Executive Officer of Gilbane Building
 Paul J. Choquette, Jr.   Company, a building construction company, in 1997, having served as President since
           59             1981, and Executive Vice President since 1975. He has been a director of Gilbane
  Executive Committee;    Building Company since 1981, and is Chairman of the Board of Directors of Gilbane
          Risk            Properties, Inc., a real estate development and management company. Mr. Choquette also
  Management Committee    is a director of Carlisle Companies Incorporated, the Greater Providence Chamber of
                          Commerce, and the President's Council of Providence College. He is a trustee of Eastern
                          Utilities Associates, a trustee emeritus of Brown University, and President of the
                          Northeast Region of the Boy Scouts of America. A graduate of Brown University and
                          Harvard Law School, Mr. Choquette was elected to the Fleet Board in 1982.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 1999

                        PRESIDENT AND CHIEF EXECUTIVE OFFICER, ON COMMAND CORP.
         [PHOTO]        Mr. Kavner has served as President, Chief Executive Officer and a director of
   Robert M. Kavner     On Command Corp., a provider of in-room video services to the lodging
          54            industry, since September 1996. From July 1994 until August 1996, Mr. Kavner
   Risk Management      provided consulting services to the communications and media industries first
      Committee         as an executive of Creative Artists Agency, Inc. and then as Managing Director of Kavner & Associates. For 10 years prior to that, Mr. Kavner held various positions at American Telephone and Telegraph ("AT&T"), including Senior Vice
                        President and Chief Financial Officer since 1984. He became a member of AT&T's
                        Executive Committee in 1989, and in 1993 was named Chief Executive Officer of the Multimedia Product and Services Group of AT&T. He previously was a partner of Coopers & Lybrand, an international accounting firm, for 10 years. Mr.
                        Kavner is a director of Earthlink Networks, Inc., City Search, Inc. and Xing
                        Technologies, Inc. Mr. Kavner was elected to the Fleet Board in 1986.

                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MOHAWK PAPER MILLS, INC.
         [PHOTO]        Mr. O'Connor has been Chairman and Chief Executive Officer of Mohawk Paper
  Thomas D. O'Connor    Mills, Inc., a paper manufacturer, since 1971. He is a director of the
          67            Institute of Paper Science and Technology, and a former board member of St.
 Human Resources and    Gregory's School for Boys and Emma Willard School. A Yale University graduate,
  Planning Committee    Mr. O'Connor was elected a Norstar director in 1984, and joined the Fleet
                        Board in 1988.

                        MANAGING GENERAL PARTNER AND CHIEF EXECUTIVE OFFICER, THE PICOTTE COMPANIES
         [PHOTO]        Mr. Picotte is a Managing General Partner and Chief Executive Officer of the
  Michael B. Picotte    real estate ownership and management entities comprising The Picotte Compa-
          50            nies, Albany, New York, having worked for these entities since 1970. He serves
 Vice Chairman, Risk    on the boards of various educational and public service organizations,
Management Committee;   including The Center for Economic Growth and the Albany Institute of History
 Executive Committee    and Art, and is a board member of Mercycare Corporation. He has served as
                        Chairman of St. Peter's Hospital, as well as a trustee of WMHT-TV (PBS) and the College of St. Rose. He is a graduate of Villanova University and the OPM
                        Program of the Harvard University Graduate School of Business, and was elected to the Fleet Board in 1989.

  DIRECTOR, AGE AND     PRINCIPAL OCCUPATION AND
 COMMITTEE MEMBERSHIP   OTHER INFORMATION
----------------------
TERMS EXPIRING IN 1999

                          PRESIDENT AND CHIEF OPERATING OFFICER, QUICK & REILLY/FLEET SECURITIES, INC.
          [PHOTO]         Mr. Quick is President, Chief Operating Officer and a director of Quick & Reilly/ Fleet
    Thomas C. Quick       Securities, Inc., successor to The Quick & Reilly Group, Inc. ("Quick & Reilly"), a
           43             Fleet subsidiary and holding company for four major financial services businesses. Mr.
    Risk Management       Quick has held this position since 1996. From 1985 to 1996, he was President of Quick &
       Committee          Reilly, Inc., a Quick & Reilly subsidiary and a national discount brokerage firm. Mr.
                          Quick serves as a trustee for the Securities Industry Foundation for Economic
                          Education. He is also a member of the Board of Trustees, the Investment Advisory Board
                          and the Endowment Committee for the St. Jude Children's Hospital. He is a trustee and treasurer of both the National Corporate Theater Fund and the United World Colleges, a
                          trustee of the Alcoholism Council of New York, and a member of the Trustee Advisory
                          Council of Fairfield University. A graduate of Fairfield University, Mr. Quick joined the Fleet Board in January 1998 in connection with the acquisition of Quick & Reilly.

                          VICE CHAIRMAN AND CHIEF OPERATING OFFICER, CVS CORPORATION; PRESIDENT AND CHIEF
          [PHOTO]           EXECUTIVE OFFICER, CVS PHARMACY INC.
     Thomas M. Ryan       Mr. Ryan has served as President and Chief Executive Officer of CVS Pharmacy Inc.
           45             ("CVS") since January 1994. In December 1996, he also was appointed Vice Chairman and
    Risk Management       Chief Operating Officer, and a director, of CVS Corporation, the parent company of CVS.
       Committee          Mr. Ryan joined CVS in 1975 and has held a number of managerial and professional positions in the company. In 1985, he was named Vice President of pharmacy operations and in 1988 was appointed Senior Vice President. Two years later, Mr. Ryan was appointed Executive Vice President of Stores for the organization. Mr. Ryan is a director of Reebok International, Ltd. and Chairman of the Board of Directors of the
                          National Association of Chain Drug Stores. He serves on the Board of Trustees of the
                          University of Rhode Island. He is a member of the Rhode Island Public Expenditures
                          Council, the Rhode Island Philharmonic and the Sports Council of Rhode Island. He also is a co-chair of the Rhode Island Economic Development Council. Mr. Ryan was elected to the Fleet Board in 1997.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MORMAC MARINE GROUP, INC.; CHAIRMAN, MORAN
          [PHOTO]           TRANSPORTATION COMPANY
   Paul R. Tregurtha      Mr. Tregurtha joined Mormac Marine Group, a marine shipping business, in 1988 and Moran
           62             Transportation, a tug and barge shipping business, in July 1994. Prior to that, he
  Executive Committee;    served as Chairman, President and Chief Executive Officer of Moore McCormack Resources,
  Human Resources and     Inc. He is a director of Mormac Marine Group, a director and Vice Chairman of Interlake
   Planning Committee     Holding Company and Lakes Shipping Company, Inc., and a director of Brown & Sharpe
                          Manufacturing Company and FPL Group, Inc. Mr. Tregurtha is a trustee of Teachers
                          Insurance and Annuity Association of America and a trustee emeritus of Cornell
                          University. He became a Fleet director in 1995, having served as a Shawmut director since 1987. Mr. Tregurtha also served as a director of a Shawmut banking subsidiary from 1979 to 1988.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2000

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, WILLIAM BARNET & SON, INC.
          [PHOTO]         Mr. Barnet has been President and Chief Executive Officer of William Barnet & Son,
  William Barnet, III     Inc., a synthetic fiber processing company, since 1976. He also serves on the boards of
           55             numerous civic and business entities, including the Palmetto Business Forum and Spartan
  Executive Committee;    Mills, is Chairman of the Spartanburg County Foundation, and Chairman of the Board of
  Risk Management Com-    Trustees of Converse College. A graduate of Dartmouth College and its Amos Tuck School
    mittee; Employee      of Business Administration, Mr. Barnet became a Fleet director in 1988, having served
 Development and Public   as a Norstar director since 1984.
    Policy Committee

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE COLLINS GROUP, INC.
          [PHOTO]         Mr. Collins is Chairman and Chief Executive Officer of The Collins Group, Inc.
    John T. Collins       Previously, Mr. Collins was President and Chief Executive Officer of Quebecor Printing,
           51             (USA) Corp. Mr. Collins joined Quebecor Printing, (USA) Corp in 1990. From 1986 to 1990
  Executive Committee;    he served as President and Chief Executive Officer of Quebecor America, Inc. Mr.
  Human Resources and     Collins is an advisory board member of Pell Rudman Venture Partners, a board member of
   Planning Committee     the National Association of Printers and Lithographers and a director of Joan Fabrics,
                          Inc. He is Vice Chairman of the Board of Trustees of Bentley College and a trustee of
                          Beth Israel Deaconess Medical Center. Mr. Collins also is on the advisory council of
                          Junior Achievement of Northern New England. Since 1995, Mr. Collins has been a director of Fleet National Bank and a member of its Risk Management Committee and Executive
                          Committee. Elected to the Fleet Board in 1995, Mr. Collins previously served as a
                          Shawmut director from 1992 until the Shawmut Merger. He also served as a director of two Shawmut banking subsidiaries beginning in 1992 and 1987, respectively.

                          CHAIRMAN, KENDELL HOLDINGS INC.
          [PHOTO]         Chairman since 1985 of Kendell Holdings Inc., a personal holding company, Mr. Kennedy
   Raymond C. Kennedy     was Chief Executive Officer and Publisher of the Hudson (N.Y.) Register-Star, a daily
           69             newspaper, from 1956 to 1985. He is past President of the New York State Publishers
    Audit Committee       Association, a former member of the Governmental Relations Committee of the American
                          Newspaper Publishers Association, a former director of Jackson Newspapers (New Haven,
                          CT), past Chairman of the Board of Trustees of Olana Historic Preservation Site, a
                          trustee and past Chairman of Siena College, a board member and past Chairman of the
                          Columbia-Greene Community College Foundation and a trustee of Columbia-Greene Memorial
                          Hospital. A Georgetown University graduate, Mr. Kennedy joined the Fleet Board in 1988, having served as a Norstar director since 1982.

   DIRECTOR, AGE AND      PRINCIPAL OCCUPATION AND
  COMMITTEE MEMBERSHIP    OTHER INFORMATION
------------------------
TERMS EXPIRING IN 2000

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ROBERT J. MATURA ASSOCIATES AND TREEFORT FELLOWS
          [PHOTO]         Mr. Matura has held his present position since June 1992. From July 1988 to May 1992,
    Robert J. Matura      he served as Chairman, President and Chief Executive Officer of The William Carter
           64             Company, a manufacturer of infants' and childrens' apparel. From July 1986 through June
     Vice Chairman,       1988 he served, pro bono, as Chief Executive Officer and Chancellor of Sacred Heart
    Audit Committee       University. From March 1976 to June 1986, Mr. Matura was Chief Executive Officer and
                          Chairman of the Board of Warnaco, Inc., an international diversified apparel company.
                          He is a director, investor and consultant at Unisa, Inc., a women's shoe manufacturer, and a director of EMI and Ed Mitchell's, Inc., a clothing retailer. Mr. Matura is
                          Chairman of the executive committee of the Board of Trustees and a trustee of Sacred
                          Heart University. Mr. Matura served as a director of Shawmut from 1992 until the
                          Shawmut Merger, and on the boards of two Shawmut banking subsidiaries from 1989 until
                          1995. Prior to Shawmut's merger with Hartford National, Mr. Matura served as a Hartford
                          National director from 1984 until 1989. He was elected to the Fleet Board in 1995.

                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER, FLEET FINANCIAL GROUP, INC.
          [PHOTO]         Mr. Murray joined Fleet in 1962, became President in 1978, and was named Chairman,
    Terrence Murray       President and Chief Executive Officer in 1982. He continued to serve in that capacity,
           58             except in 1988 following the Norstar acquisition when he served as President and Chief
  Executive Committee     Operating Officer, and following the Shawmut Merger until December 1996, when he served as President and Chief Executive Officer. Mr. Murray became Chairman and Chief
                          Executive Officer in 1997. Mr. Murray is a director of A.T. Cross Company, Allmerica
                          Financial Corporation and CVS Corporation. He also serves as a trustee of Brown
                          University and as an honorary trustee of the Rhode Island School of Design. Mr. Murray is a past director of the International Monetary Conference and a member of the Board of Overseers of the Museum of Fine Arts Boston. A graduate of Harvard University, Mr.
                          Murray has served on the Fleet Board since 1976.

                          PRESIDENT AND CHIEF EXECUTIVE OFFICER, PARTNERS HEALTH CARE SYSTEM, INC.;
          [PHOTO]           PROFESSOR OF MEDICINE, HARVARD MEDICAL SCHOOL
    Samuel O. Thier       Dr. Thier has been President and Chief Executive Officer of Partners Healthcare System,
           60             Inc. since 1996, after having served as President since 1994. From 1994 to 1997 he also
    Audit Committee       served as President of Massachusetts General Hospital Corporation. Prior to that, he served as President of Brandeis University from 1991 to 1994. From 1985 to 1991, Dr.
                          Thier was President of the Institute of Medicine, National Academy of Sciences. He is a
                          director of Merck & Company, WGBH-TV (Boston) and the Commonwealth Fund, and a trustee of Brandeis University, Cornell University and the Boston Museum of Science. Elected a
                          Shawmut director in 1994, Dr. Thier joined the Fleet Board in 1995 in connection with the Shawmut Merger.

              CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

    During 1997, the Fleet Board met eight times and committees of the Board met as follows: the Executive Committee met twice, the Audit Committee and the Human Resources and Planning Committee each met five times, and the Risk Management Committee and the Employee Development and Public Policy Committee each met four times. In 1997, all Fleet Board members attended more than 75% of the aggregate of the meetings of the Fleet Board and its committees on which they served, except for Bradford R. Boss and Paul R. Tregurtha, who attended 71% and 73%, respectively, of such meetings.

The Executive Committee generally has the power to exercise the power of the full Fleet Board during intervals between meetings of the Fleet Board. The Audit Committee oversees the scope of Fleet's internal auditing, the independence of the outside auditors, the adequacy of Fleet's system of internal accounting controls and procedures, and the adequacy of management's action with respect to recommendations thereon by Fleet's auditors. The Audit Committee is also responsible for oversight of Fleet's regulatory compliance. The Human Resources and Planning Committee is responsible for human resources policies and systems, compensation and benefit plans (including management bonuses and equity-based awards), officer appointments, succession planning and other matters. The Human Resources and Planning Committee also periodically reviews and makes recommendations to the Fleet Board for the adoption of a strategic plan, reviews management's plans for integrating acquired entities and monitors implementation, and reviews significant organizational changes and restructurings. The Risk Management Committee is responsible for certain corporate risk areas, including loan review, credit administration and asset and liability management. The Employee Development and Public Policy Committee was formed in 1996 in conjunction with Fleet's diversity initiative. With representation from the Fleet Board and certain bank subsidiary boards, the Employee Development and Public Policy Committee is responsible for reviewing management's policies, practices and performance related to work force diversity, community affairs activities, charitable contributions, compliance with the Community Reinvestment Act and certain other related consumer laws and regulations, the Corporation's Code of Ethics, and current and emerging public policy issues.

The Fleet Board has no nominating committee, as the Fleet Board as a whole studies the qualifications and recommends to the stockholders the election of Fleet directors. A stockholder may nominate a person for election as a director by complying with Section 3.15 of the Fleet By-laws, which provides that advance notice of a nomination must be delivered to Fleet and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-law provision may be obtained by writing to William C. Mutterperl, Secretary of Fleet, One Federal Street, Boston, Massachusetts 02110. In accordance with the terms of Joel Alvord's 1995 employment agreement, Fleet will sponsor Mr. Alvord's election and re-election to the Fleet Board until Mr. Alvord reaches age 65, and, until his 65th birthday, Mr. Alvord will serve as Chairman of the Executive Committee of the Fleet Board or in such other capacity as Fleet and Mr. Alvord shall agree.

COMPENSATION OF DIRECTORS

ANNUAL RETAINER AND MEETING FEES. For their service on the Fleet Board, directors (other than Messrs. Murray and Quick) receive an annual retainer of $40,000, plus $1,500 for each Board meeting attended and $1,000 for each telephonic meeting attended. Committee members receive $1,000 per committee meeting attended and $750 for each telephonic meeting attended, and each committee chairman is paid an additional $5,000 per year. Fees are not paid to directors employed by Fleet.

1997 DIRECTOR COMPENSATION PROGRAM. Under the 1997 director compensation program, each director was required to defer at least 25% ($10,000) of his or her annual retainer into a phantom stock account pursuant to the Directors Deferred Compensation Plan. The plan allowed directors to defer all or a portion of their remaining annual retainer and meeting fees into a phantom stock account or a fixed rate account, or a combination of the two. Both the phantom stock account and the fixed rate account are maintained for bookkeeping purposes only. The phantom stock account does not represent actual shares of Common Stock, but the value of a director's phantom stock account will increase (or decrease) based on any appreciation (or depreciation) of Common Stock (including the payment of dividends). For 1997, the rate of return on amounts deferred into fixed rate accounts was 12%. Generally, payments from a director's deferred compensation account may not be made until termination of service as a director, and then only in cash. The right to receive future payments under the plan is an unsecured claim against the general assets of the Corporation.

Fleet has maintained a retirement plan ("Retirement Plan") for all of its nonemployee directors who are not former Norstar directors (the "Qualified Directors"). Under the Retirement Plan, each Qualified Director is entitled to participate after he or she has served on the Fleet Board for at least five years. The Retirement Plan provides that Qualified Directors are credited with $20,000 for each year of service up to a maximum of 10 years or $200,000. Generally, a Qualified Director may not collect under the plan until he or she retires from the Fleet Board, but in no event before his or her 65th birthday. For purposes of the Retirement Plan, each Qualified Director who was previously a Shawmut director is credited for years of service on the Shawmut Board of Directors ("Shawmut Board"), or any subsidiary or predecessor board. Fleet also maintains the Supplemental Compensation Plan for former Norstar directors, which was assumed in connection with the Norstar Merger. The plan generally provides that each eligible Fleet director who was previously a Norstar director will receive 40 quarterly payments of $5,000 each ($200,000), commencing in the first quarter following the quarter in which such director terminates service as a director. William Barnet, III, Raymond C. Kennedy, John R. Riedman and Thomas D. O'Connor are former Norstar directors.

NEW DIRECTOR COMPENSATION PROGRAM. Effective as of April 15, 1998, the Fleet Board has adopted a new director compensation program which is intended to link directors' pay more closely with the interests of shareholders by providing for an annual award of stock units to each nonemployee director equal to 50% of the annual retainer ($20,000). The stock units will be payable in shares of Common Stock following termination of service as a director, and will replace any future benefit accruals under the retirement plans, which will be terminated. Directors may convert the present value of their accrued retirement benefit into stock units based on the fair market value of Common Stock on April 15, 1998, or they may elect to have their retirement benefit paid in accordance with the terms of the applicable retirement plan. In addition, the new director compensation program will require mandatory deferral of at least 25% of each director's annual retainer into stock units, which will replace the phantom stock. Directors also may defer all or a portion of their remaining annual retainer and meeting fees into stock units, and may convert their phantom stock account balances into stock units based on the fair market value of Common Stock on April 15, 1998.

SHAWMUT PROGRAMS. In connection with the Shawmut Merger, Fleet assumed the Shawmut 1989 Non-Employee Directors' Restricted Stock Plan ("Directors' Stock Plan"), which was previously approved by the Shawmut stockholders for nonemployee members of the Shawmut Board. In assuming the Directors' Stock Plan, the Fleet Board has prohibited any future awards under the plan. The terms of the Directors' Stock Plan will continue to apply to any outstanding shares of Fleet restricted stock held by former Shawmut directors continuing on the Fleet Board. Also in connection with the Shawmut Merger, Fleet succeeded to Shawmut's obligations under an irrevocable trust agreement which holds life insurance policies on the lives of the members of the former Shawmut Board, including the former Shawmut directors continuing on the Fleet Board, and cash sufficient to cover future premium costs. The policies fund the Shawmut Charitable Giving Program which was established in 1995 to provide support to charitable institutions and to attract and retain qualified directors. Each director is permitted to recommend up to four tax-exempt charities to receive contributions. Upon each director's death, annual contributions will be made for a period of ten years to the tax-exempt charity or charities recommended by such director; the amount of such annual contribution, in the aggregate, will be $100,000 ($1 million over ten years). Directors derive no financial benefit from the program. The current Fleet directors participating in the program are Joel B. Alvord, Stillman B. Brown, John T. Collins, Robert J. Matura, Lois D. Rice, Samuel O. Thier and Paul R. Tregurtha.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The table below shows the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned as of December 31, 1997 by (i) each of the current directors, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

No director or executive officer of the Corporation beneficially owns any equity security of Fleet other than Common Stock, except John T. Collins and Lois D. Rice. Directors Collins and Rice own 10,000 and 1,000 depositary shares, respectively, of the Corporation's 9.35% Cumulative Preferred Stock; and Director Rice owns 124 depositary shares of the Corporation's 9.30% Cumulative Preferred Stock. In addition, until April 15, 1998 when the new director compensation program becomes effective, all nonemployee directors receive phantom stock as part of their total compensation for service on the Fleet Board. See "Certain Information Regarding the Board of Directors--Compensation of Directors." Although phantom stock does not represent actual shares, the value of a director's phantom stock account balance is tied directly to the performance of the Common Stock. As of December 31, 1997, the aggregate phantom stock account balance for all nonemployee directors as a group was $2,713,692 which, if convertible into actual shares, would equal approximately 36,123 Common Stock shares (based on the $75.125 closing price of Common Stock on December 31, 1997).

                                 NAME OF INDIVIDUAL                                   AMOUNT AND NATURE
                                   OR IDENTITY OF                                       OF BENEFICIAL     PERCENT OF
                                       GROUP                                           OWNERSHIP(1)(2)     CLASS(9)
                             --------------------------                               ------------------  -----------
Joel B. Alvord......................................................................          188,468            .07%
William Barnet, III.................................................................           10,739          *
Bradford R. Boss....................................................................           31,676(3)       *
Stillman B. Brown...................................................................           20,011          *
Paul J. Choquette, Jr...............................................................            8,469          *
Kim B. Clark........................................................................                0          *
John T. Collins.....................................................................           40,062            .02%
James F. Hardymon...................................................................            3,658          *
Marian L. Heard.....................................................................               94          *
Robert M. Kavner....................................................................            3,240          *
Raymond C. Kennedy..................................................................           20,564          *
Robert J. Matura....................................................................            9,115(4)       *
Arthur C. Milot.....................................................................          239,704            .09%
Terrence Murray.....................................................................          556,078            .21%
Thomas D. O'Connor..................................................................           23,558          *
Michael B. Picotte..................................................................           30,243            .01%
Thomas C. Quick.....................................................................        3,900,649(5)(6)       1.49%
Lois D. Rice........................................................................            3,741          *
John R. Riedman.....................................................................          363,222            .14%
Thomas M. Ryan......................................................................              750(7)       *
Samuel O. Thier.....................................................................              252          *
Paul R. Tregurtha...................................................................           12,891          *
Robert J. Higgins...................................................................          230,123            .09%
H. Jay Sarles.......................................................................          307,998            .12%
Gunnar S. Overstrom, Jr.............................................................          240,270(8)         .09%
Michael R. Zucchini.................................................................          103,921            .04%
All directors and executive officers as a group (35 persons)........................        6,903,714           2.63%

------------------------

(1) Amounts shown include 99,000, 317,000, 86,700, 109,500, 135,500, 32,000,
    12,000 and 353,409 shares, respectively, that may be acquired by Messrs. Alvord, Murray, Quick, Higgins, Sarles, Overstrom and

    Zucchini, and all other directors and executive officers as a group, pursuant to employee stock options on or prior to March 1, 1998.

(2) Amounts shown include 17,549, 10,334, 27,721, 3,666, and 9,943 shares, respectively, allocated to the accounts of Messrs. Higgins, Sarles, Overstrom and Zucchini, and all other executive officers as a group, in the Common Stock fund held in trust under the Fleet Savings Plan.

(3) Amount shown for Mr. Boss includes 200 shares held in his wife's name.

(4) Amount shown for Mr. Matura includes 5,174 shares held in his wife's name.

(5) Amount shown is the number of shares of Common Stock into which shares of Quick & Reilly common stock beneficially owned by Mr. Quick as of December 31, 1997 were converted in connection with Fleet's acquisition of Quick & Reilly. Such conversion occurred as of January 31, 1998.

(6) Amount shown includes 3,617,615 shares with respect to which Mr. Quick holds sole or shared voting and investment power in his capacity as trustee or general partner of certain trusts and a general partnership.

(7) Amount shown for Mr. Ryan includes 250 shares held in his wife's name.

(8) Amount shown for Mr. Overstrom includes 2,762 shares held in the names of his wife and children.

(9) For purposes of this calculation, the number of shares of Common Stock deemed to be outstanding includes shares that may be issued to Fleet's directors and executive officers upon conversion of other securities of Fleet on or prior to March 1, 1998.

 * Less than .01%

                     HUMAN RESOURCES AND PLANNING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW. The Human Resources and Planning Committee is composed entirely of five independent non-employee members of the Fleet Board who initiate all compensation actions for the Chief Executive Officer ("CEO") and review and approve the compensation for all executive officers.

Fleet's executive compensation programs are designed to be market competitive in order to attract and retain high quality and experienced executives who are motivated to enhance shareholder value. In 1997, the Committee's compensation decisions with respect to the CEO and the four other most highly compensated executive officers identified in the Summary Compensation Table (the "Named Executive Officers") continued to be driven by Fleet's strategy to place considerable emphasis on variable compensation in the form of performance-based bonuses and equity awards that link the Named Executive Officers' pay closely with the interests of Fleet's shareholders. Eighty to ninety percent (80%-90%) of the total compensation opportunity for the Named Executive Officers (and a significant portion for other senior executive officers) is in at-risk annual bonus and equity-based components. Fleet's goal is to ensure a pay-for-performance linkage and to produce total pay for the Named Executive Officers at the median of compensation paid to the executives in comparable positions for comparable performance at the 15 largest (as determined by asset size) domestic banks, excluding Fleet (the "Peer Group"). This is the group used for the Stock Performance Graph. In addition, Fleet reviews a variety of survey sources reflecting current pay practices at large financial institutions with respect to all executive officers.

The exact amounts paid to each of the executive officers in the form of base salary, and short- and long-term incentive awards, are discretionary (subject to the terms of the applicable plans) based on the Committee's assessment of certain quantitative and qualitative factors. In 1997, the Committee considered primarily: (1) Fleet's performance in 1997, as measured by Return on Equity ("ROE"), Net Income and Return on Assets ("ROA"), each of which reflected increases over 1996; (2) the announced acquisitions of Columbia Management Company, The Quick & Reilly Group, Inc., and Advanta's credit card business, further diversifying Fleet's business portfolio; (3) the effective implementation of consolidation plans, and achievement of planned expense reductions, related to the NatWest acquisition; (4) continued progress toward the Corporation's diversity initiatives; and (5) overall performance as it relates to Fleet's financial goals and strategic objectives. The Committee also considered the level of compensation being paid to the named executive officers at comparable levels in the Peer Group. In 1997, no relative weights were assigned to these factors. The CEO makes recommendations to the Committee for certain of the Named Executive Officers, other than the CEO, as well as certain other executives, all of which were approved by the Committee for 1997.

It is Fleet's policy to seek deductibility of compensation costs related to its Named Executive Officers to the extent permitted under Section 162(m) of the Internal Revenue Code and consistent with the achievement of the above stated objectives.

EXECUTIVE COMPENSATION PROGRAM. Fleet's executive compensation program consists of three primary components:

BASE SALARY. The base salary of each executive officer (including the CEO) is set at an amount within an established range that reflects the executive's position, duties and level of responsibility. The salary ranges consist of minimum and maximum levels distributed around a median of base salaries paid to executives who hold substantially similar positions within the Peer Group. Consistent with Fleet's strategy to continue to place considerable emphasis on variable compensation in the form of performance-based bonuses and equity awards, certain executives, including the Named Executive Officers, were ineligible for scheduled base salary increases in 1997. Any salary increases in 1997 were due to increased responsibility and/or competitive market conditions.

ANNUAL INCENTIVE. Fleet's executive bonus plans support the compensation objective of paying for performance that increases shareholder value by providing for bonuses under the plans only if Fleet achieves specified targets of ROE and Net Income.

    (1) NEO BONUS PLAN. The Named Executive Officer Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to Net Income and ROE are achieved for a particular year. On the basis of Fleet's performance in 1997, the maximum bonus awards allowed under the plan to the CEO and to each of the other Named Executive Officers were $3,713,550 and $1,856,775, respectively. The Committee retains the discretion to decrease (but not to increase) these bonus amounts.

    (2) MANAGEMENT BONUS PLAN. Fleet's executive officers (except for the Named Executive Officers) and certain other employees are eligible to participate in the Management Bonus Plan, which provides for a bonus pool that is based on Fleet's performance in achieving pre-established target levels of ROE (50% of the bonus pool) and Net Income (20% of the bonus pool). The remaining 30% of the bonus pool is discretionary. The bonus ranges are intended to result in actual bonus payments that are at the median of the bonuses paid to executives in comparable positions for comparable performance within the Peer Group. In 1997, the target bonus award levels were increased to complement Fleet's strategy of emphasizing variable pay and to ensure the on-going competitiveness of the bonus plan.

LONG-TERM INCENTIVE. Long-term incentive awards, which include qualified and non-qualified stock options, stock appreciation rights and restricted stock awards, act as a retention tool and link the executive officers' opportunity for financial reward with that of the shareholders, and ensure that short-term performance is adequately balanced with the achievement of longer-range objectives which are in the best interests of the shareholders. The Committee's decisions are made without regard to the amount or terms of the options and restricted stock already held by executive officers, either individually or as a group.

Stock options are awarded at the fair market value on the date of the grant, so that the gains for the executive officers are comparable to those of a shareholder purchasing a share of Common Stock on the same date. Beginning with the 1996 award, generally, options vest in 33% increments, beginning on the first anniversary of the date of the grant, and expire in not more than 10 years. Options are intended to be at the median of option awards granted to executives in comparable positions within the Peer Group. In 1997, target stock option award levels were increased to complement Fleet's strategy of emphasizing variable pay and to ensure the on-going competitiveness of the stock option plan.

In October 1997, the Committee awarded performance-based restricted stock under the Amended and Restated 1992 Stock Option and Restricted Stock Plan ("1992 Plan") to seven executive officers, including the CEO and the other Named Executive Officers. The awards provide that if either cumulative earnings per share growth, average ROE or stock price appreciation, measured over a three-year period, exceeds a threshold, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. In addition, a portion of the restrictions will lapse sooner if, during the performance period, the average closing price of the Common Stock is or exceeds $80 per share during a consecutive 90-day calendar period; all restrictions will lapse sooner if, during the performance period, the average closing price of the Common Stock is or exceeds $90 per share during a consecutive 90-day calendar period. These awards are designed to provide the executive officers with an incentive opportunity linked both to corporate financial performance and shareholder value.

CEO COMPENSATION

In 1997, Fleet's most highly compensated Named Executive Officer was Terrence Murray, Chairman and Chief Executive Officer. The Committee acknowledged and approved Mr. Murray's performance and determined that he met or exceeded all critical objectives in 1997. The Committee also discussed 1998 business objectives for Mr. Murray.

Mr. Murray's compensation for 1997 included a base salary at the same level as in effect since 1994 and a bonus in the amount of $2,800,000. The Committee exercised its judgment in determining the amount of Mr Murray's award and took into account the quantitative and qualitative factors cited in this report, with particular emphasis on the announced acquisitions of Columbia Management Company, The Quick & Reilly Group, Inc. and Advanta's credit card business, consolidation of NatWest into Fleet, and the overall performance of Fleet in 1997, including progress toward its diversity initiatives. Mr. Murray was not present during Committee or Board discussions concerning his compensation. The Committee's decision was unanimously endorsed by the Fleet Board.

Mr. Murray was awarded 30,000 performance-based restricted stock shares (see discussion above) and, on October 15, 1997, he was granted options to purchase 175,000 shares of Common Stock. The Committee's decisions with respect to these awards followed the same principles as those described for executive officers generally.

The Committee believes that Mr. Murray's total compensation package for 1997, including his base salary and annual and long-term incentive awards, but excluding the potential value of the special award discussed below, will remain somewhat above the median of the total compensation trends in the Peer Group, which has been obtained via surveys, outside consultants and historical data.

The Committee approved a grant of 825,000 stock units to Mr. Murray as part of a retention strategy and in recognition of his invaluable contributions to Fleet's success in developing, implementing and managing the strategy of growth and diversification that included the acquisitions of, among others, Norstar, Bank of New England, Shawmut National Corporation, NatWest, Columbia Management Company, The Quick & Reilly Group, Inc. and Advanta's credit card business. The units were granted at the fair market value of the Common Stock on the date of the award and will vest if Mr. Murray remains a Fleet employee until August 1, 2001. The units will function like stock options; however, any gain between the grant price and the fair market value of the Common Stock at exercise will be payable in cash. If Mr. Murray voluntarily terminates his employment prior to August 1, 2001, he forfeits all rights to the award. The units will vest in full upon a change of control or if Fleet terminates Mr. Murray's employment for reasons other than cause prior to August 1, 2001.

The Committee believes that this grant will effectively retain Mr. Murray, and provide him with a competitive, shareholder value-based long-term incentive award.

SUBMITTED BY THE MEMBERS OF THE HUMAN RESOURCES AND PLANNING COMMITTEE.

James F. Hardymon (Chairman)                   Thomas D. O'Connor
Bradford R. Boss                               Paul R. Tregurtha
John T. Collins

                            STOCK PERFORMANCE GRAPH

    The Stock Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S&P 500 Stock Index, the Keefe, Bruyette & Woods ("KBW") East Regional Bank Index, and the top 15 (based on asset size) domestic banks, excluding Fleet (the "Peer Group"), for the five-year period from December 31, 1992 through December 31, 1997. The graph assumes that $100 was invested on December 31, 1992 in the Common Stock and the indices, and that all dividends were reinvested. Assuming that $100 was invested on December 31, 1996 in the Common Stock and the indices, and that all dividends were reinvested, the total shareholder return on the Common Stock was $155.05, as compared with the cumulative total returns of the S&P 500 Stock Index, the KBW East Regional Bank Index, and the Peer Group which were $133.37, $160.02 and $138.40, respectively. The financial institutions which comprise the Peer Group are The Chase Manhattan Corporation, Citicorp, NationsBank Corporation, J.P. Morgan & Co. Incorporated, BankAmerica Corporation, First Union Corporation, Bankers Trust New York Corporation, BancOne Corporation, First Chicago NBD Corporation, Wells Fargo & Company, Norwest Corporation, PNC Bank Corporation, KeyCorp and U.S. Bancorp. The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented. U.S. Bancorp now is included within the Peer Group, having merged with First Bank System, Inc. BankBoston Corporation is no longer among the Peer Group (based on asset size).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FLEET FINANCIAL  S&P 500 STOCK INDEX   TOP 15 BANKS PEER GROUP    KBW EAST REGIONAL INDEX
1992                   100                   100                       100                        100
1993                105.30                110.08                    109.30                     104.29
1994                106.31                111.53                    102.03                      92.58
1995                140.08                153.44                    160.84                     157.16
1996                178.13                188.52                    228.98                     215.56
1997                276.19                251.44                    317.10                     344.93

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Fleet during 1997 who were serving as executive officers at year-end 1997. The persons named in the table are referred to in this proxy statement as the "Named Executive Officers". Amounts shown in the table for 1995 include amounts paid by Shawmut to Mr. Overstrom prior to the Shawmut Merger.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                                                                                    LONG-TERM COMPENSATION
                                     --------------------                 ------------------------------------------
                                                                                    AWARDS                PAYOUTS
                                                                          ---------------------------   ------------
                                                              OTHER        RESTRICTED     SECURITIES
                                                              ANNUAL         STOCK        UNDERLYING        LTIP       ALL OTHER
                                      SALARY     BONUS     COMPENSATION     AWARD(S)     OPTIONS/SARS     PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    ($)        ($)         ($)(1)      ($)(2)(3)(4)      (#)(5)          ($)          ($)(9)
----------------------------------------------------------------------------------------------------------------------------------

Terrence Murray............... 1997  $992,200  $2,800,000   $   29,484     $1,980,000      175,000      $    --         $242,615
  Chairman and                                                                             825,000(6)
  Chief Executive Officer      1996   992,200   2,100,000      137,033      1,196,250      150,000           --          197,110
                               1995   992,200   1,900,000      --             --           150,000           --          154,909
Robert J. Higgins............. 1997   600,000   1,250,000       33,251        990,000       80,000           --          151,281
  President and Chief          1996   525,000     800,000       12,812        --            60,000           --           98,088
  Operating Officer            1995   524,999     725,000      --             --            60,000                        74,791
H. Jay Sarles................. 1997   525,000   1,100,000       11,156        990,000       75,000           --          166,684
  Vice Chairman and Chief      1996   525,000     725,000        6,649        598,125       60,000                       114,974
  Administrative Officer       1995   524,999     725,000      --             --            60,000                        91,851
Gunnar S. Overstrom, Jr. ..... 1997   525,000     950,000       81,986        792,000       65,000           --          199,343
  Vice Chairman                1996   525,000     800,000        2,531        --            60,000           --           57,483
                               1995   525,000     725,000    1,192,385        --           126,915(7)    1,241,117(8)      6,264
Michael R. Zucchini........... 1997   525,000     850,000       10,370        792,000       65,000           --          126,824
  Vice Chairman and Chief      1996   525,000     400,000        9,960        --            60,000           --           89,193
  Technology Officer           1995   524,999     725,000      --             --            60,000           --           63,275

------------------------

 (1) Perquisites and other personal benefits paid to each of the Named Executive Officers in each instance aggregated less than $50,000, except that the amount reported for Mr. Murray for 1996 includes a relocation expense and moving allowance aggregating $57,000, and a tax preparation and financial planning expense of $24,000.

 (2) The values shown in the table are based on the closing price of Common Stock on the date of each grant, rather than the December 31, 1997 closing price. With respect to each of the restricted stock awards described in footnotes (3) and (4): (a) the 1997 year-end value reported for each award is based on the December 31, 1997 closing price of Common Stock ($75.125);
    (b) dividends will be paid on the awards if, and to the extent, dividends are paid on Common Stock generally; and (c) if a change of control of Fleet were to occur, the restricted stock awards would immediately vest in full.

 (3) In October 1997, Fleet awarded performance-based restricted stock to Messrs. Murray, Higgins, Sarles, Overstrom and Zucchini under the Amended and Restated 1992 Stock Option and Restricted Stock Plan ("1992 Plan"). The awards provide that the transfer restrictions will lapse if either cumulative earnings per share growth, stock price appreciation, or average ROE, measured over a three-year period, exceeds certain thresholds. To the extent any one of the targets is met or exceeded, the executive officers will vest in a percentage of the shares awarded, ranging from 50% to 100%. In addition, a portion of the restrictions will lapse sooner if during the performance period the average closing price of the Common Stock is $80 per share or higher during a consecutive 90-day calendar

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    period commencing as of a date on which the closing price of the Common Stock is $80 or higher. All restrictions will lapse if the average closing price is $90 per share or higher for a consecutive 90-day calendar period commencing as of a date on which the closing price of the Common Stock is $90 or higher. The amount and 1997 year-end value of the performance-based restricted stock awarded in 1997 under the 1992 Plan are: Mr. Murray, 30,000 and $2,253,750; each of Messrs. Higgins and Sarles, 15,000 and $1,126,875; and each of Messrs. Overstrom and Zucchini, 12,000 and $901,500.

 (4) In December 1992, Fleet awarded shares of restricted stock to Messrs. Higgins and Sarles under the 1992 Plan. In accordance with the terms of the awards, the restrictions lapsed as of January 1, 1998. The number and 1997 year-end value of the shares of restricted stock are: Mr. Higgins, 15,000 and $1,126,875; and Mr. Sarles, 20,000 and $1,502,500.

 (5) Neither the stock options granted to the Named Executive Officers under the 1992 Plan nor those granted by Shawmut to Mr. Overstrom in 1995 prior to the Shawmut Merger included tandem SARs.

 (6) In December 1997, Fleet awarded 825,000 stock units to Mr. Murray. The units were granted at the fair market value of the Common Stock on the award date and will vest if Mr. Murray remains a Fleet employee on August 1, 2001, and earlier under certain circumstances (including, without limitation, upon a change of control of Fleet). The units represent the right to receive a cash payment upon exercise in an amount per unit equal to any appreciation in the value of the Common Stock between the grant date and the exercise date.

 (7) Amount includes 66,915 options granted by Shawmut prior to the Shawmut Merger. This number has been adjusted to reflect the conversion of each share of Shawmut common stock to .8922 shares of Common Stock.

 (8) Amount represents payment of the performance equity awards granted under the Shawmut performance equity plan in 1995 and 1994, including dividend equivalent units accrued from the date of grant. Under the terms of the original grant, the maturation of performance equity share units and dividend equivalent units was contingent upon corporate performance. Under the plan, all restrictions on outstanding performance equity share units lapsed upon a change of control of Shawmut which occurred when the holders of Shawmut common stock approved the Shawmut Merger.

(9) 1997 amounts for the Named Executive Officers include: (a) contributions by Fleet under Fleet's Savings Plan, and any amounts accrued under Fleet's Executive Supplemental Plan: Mr. Murray, $59,540; Mr. Higgins, $34,626; Mr. Sarles, $31,512; Mr. Overstrom, $31,512; and Mr. Zucchini, $31,512; (b) executive group term life insurance premiums paid by Fleet on behalf of the following executive officers: Mr. Murray, $30,564; Mr. Higgins, $10,887; Mr. Sarles, $9,526; and Mr. Zucchini, $6,770; and (c) preferential earnings on deferred compensation: Mr. Murray, $152,511; Mr. Higgins, $105,768; Mr. Sarles, $125,646; Mr. Overstrom, $167,831; and Mr. Zucchini, $88,542 (Mr. Overstrom's amount includes preferential earnings on amounts deferred pursuant to his employment agreement, as amended; See "Severance Agreements and Employment Contracts").

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options and stock units made during the fiscal year ended December 31, 1997 to the Named Executive Officers.

                                                           INDIVIDUAL GRANTS
                                       ---------------------------------------------------------
                                                         PERCENT
                                         NUMBER OF      OF TOTAL
                                        SECURITIES    OPTIONS/SARS
                                        UNDERLYING     GRANTED TO
                                       OPTIONS/SARS     EMPLOYEES    EXERCISE OR                   GRANT DATE
                                          GRANTED       IN FISCAL    BASE PRICE     EXPIRATION    PRESENT VALUE
NAME                                        (#)          YEAR(3)       ($/SH)          DATE          ($)(4)
---------------------------------------------------------------------------------------------------------------
Terrence Murray......................      175,000(1)        4.17%    $   65.81       10/14/2007   $ 3,192,000
                                           825,000(2)      100.00%        74.03        (2)          13,224,750(5)
Robert J. Higgins....................       80,000(1)        1.91%        65.81       10/14/2007     1,459,200
H. Jay Sarles........................       75,000(1)        1.79%        65.81       10/14/2007     1,368,000
Gunnar S. Overstrom, Jr..............       65,000(1)        1.55%        65.81       10/14/2007     1,185,600
Michael R. Zucchini..................       65,000(1)        1.55%        65.81       10/14/2007     1,185,600

------------------------

(1) Stock options granted on October 15, 1997 under the 1992 Plan. No SARs were awarded with these grants. The options first become exercisable in annual one-third installments, beginning one year from the grant date, and have a ten-year term. If a change of control of Fleet were to occur, the options would become immediately exercisable in full. These options are transferable to immediate family members and to trusts, partnerships, limited liability companies and other entities for the benefit of immediate family members ("Permitted Transferees").

(2) Stock units granted on December 17, 1997. The units will vest in full if Mr. Murray remains a Fleet employee on August 1, 2001, and earlier under certain circumstances (including, without limitation, upon a change of control of Fleet). The units represent the right to receive a cash payment upon exercise in an amount per unit equal to any appreciation in the value of the Common Stock between the grant date and the exercise date. The units are transferable to Permitted Transferees, as defined in footnote (1) above, and expire one year following the termination of Mr Murray's employment.

(3) The percentages in the table for the stock options granted in 1997 are based on a total of 4,198,430 stock options granted in 1997 to Fleet employees, all of which were granted on the same material terms described in footnote
    (1), except that only options granted to executive officers are transferable.

(4) The grant date present values shown in the table for the stock options are determined using the Black-Scholes option pricing model. The assumptions used in calculating the Black-Scholes present value of approximately $18.24 per option for new option grants were as follows: (a) a risk-free interest rate of 6.05% (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the options); (b) a dividend yield of 3.0% (approximates the current yield on the Common Stock); (c) volatility of the Common Stock of 25% (based on the daily Common Stock price for the six years prior to the option grant); and (d) an average option term of seven years (representing the average historical period of time from grant date to exercise).

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the use of highly subjective assumptions, including the expected stock price volatility. Because Fleet's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of Fleet's employee stock options. The amount realized from an employee stock option ultimately depends on the market value of the Common Stock on the date of exercise.

(5) The grant date present value shown in the table for the stock units is determined using the Black-Scholes pricing model. The assumptions used in calculating the Black-Scholes present value of approximately $16.03 per unit were as follows: (a) a risk-free interest rate of 5.78% (based on the yield on a U.S. Treasury security with a maturity approximating the expected life of the units); (b) a dividend yield of 3.0% (approximates the current yield on the Common Stock); (c) volatility of the Common Stock of 25% (based on the daily Common Stock price for the six years prior to the stock unit grant); and (d) an assumed stock unit term of four years. Fleet has entered into hedging transactions, at a net cash cost of $4.9 million, which are designed to fix the cost of the stock unit grant payment through August 1, 2001 at this amount.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

    The following table contains information for the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1997 and unexercised options held as of the end of the 1997 fiscal year.

                                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS AT
                                                                       OPTIONS/SARS AT
                                                       VALUE             FY-END(#)(1)               FY-END($)(2)(3)
                                   SHARES ACQUIRED    REALIZED    --------------------------  ----------------------------
NAME                               ON EXERCISE (#)      ($)       EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------

Terrence Murray..................       112,500     $  3,712,725     317,000        423,000   $  12,314,925   $ 9,850,825
Robert J. Higgins................        26,000          922,935     109,500        182,000       4,079,028     4,143,750
H. Jay Sarles....................             0                0     135,500        177,000       5,292,838     4,097,175
Gunnar S. Overstrom, Jr. ........        12,000          218,940      32,000        141,000         983,640     2,977,695
Michael R. Zucchini..............        97,500        2,540,512      12,000        167,000         404,940     4,004,025

------------------------

(1) None of the Named Executive Officers holds any stock options with tandem SARs. Any tandem SARs previously granted to the Named Executive Officers were cancelled in 1995.

(2) Value based on the fair market value of the Common Stock on December 31, 1997 ($75.125), minus the grant price.

(3) The value of unexercised in-the-money stock options at December 31, 1997 is presented to comply with Commission regulations. The actual amount realized upon exercise of stock options (if any) will depend upon the excess of the fair market value of the Common Stock over the grant price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

PENSION PLANS

    The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                                 PENSION TABLE

   FINAL
  AVERAGE       5 YEARS      10 YEARS     20 YEARS      25 YEARS      30 YEARS
   SALARY      SERVICE(1)   SERVICE(1)   SERVICE(1)    SERVICE(1)    SERVICE(1)
------------  ------------  ----------  ------------  ------------  ------------
$    700,000  $     68,901  $  137,802  $    275,604  $    344,505  $    413,406
     900,000        88,901     177,802       355,604       444,505       533,406
   1,100,000       108,901     217,802       435,604       544,505       653,406
   1,300,000       128,901     257,802       515,604       644,505       773,406
   1,500,000       148,901     297,802       595,604       744,505       893,406
   1,700,000       168,901     337,802       675,604       844,505     1,013,406
   1,900,000       188,901     377,802       755,604       944,505     1,133,406
   2,100,000       208,901     417,802       835,604     1,044,505     1,253,406
   2,300,000       228,901     457,802       915,604     1,144,505     1,373,406
   2,500,000       248,901     497,802       995,604     1,244,505     1,493,406
   2,700,000       268,901     537,802     1,075,604     1,344,505     1,613,406
   2,900,000       288,901     577,802     1,155,604     1,444,505     1,733,406

------------------------

(1) The table sets forth the combined benefits as of December 31, 1997 payable under the Fleet Financial Group, Inc. Pension Plan, the Fleet Financial Group, Inc. Retirement Income Assurance Plan, and the Fleet Financial Group, Inc. Supplemental Executive Retirement Plan (collectively, the "Pension Plan"). Messrs. Murray, Higgins, Sarles, Overstrom and Zucchini each participate in these three plans.

A participant's "Final Average Salary" means the average annual salary during the 60 consecutive calendar months in the last 120 calendar months of a participant's employment in which the sum of the participant's salary, plus bonuses paid after 1993, was the highest. The "salary" and "bonus" used to determine a participant's Final Average Salary are the same as the "Salary" and "Bonus" reported in the Summary Compensation Table.

The table describes the annual benefit payable as a single life annuity beginning at age 65. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. In general, the annual benefit at age 65 is calculated as the sum of 1.25% of Final Average Salary up to the Integration Level (as specified below) and 2% of Final Average Salary in excess of the Integration Level, for each year of service up to 30. For 1997, the Integration Level equalled $29,304. The Integration Level will increase in future years based on the maximum amount of wages subject to Social Security taxes.

The years of service and Final Average Salary as of December 31, 1997 of the Named Executive Officers were: Mr. Murray, 35 years (30 of which are counted under the Pension Plan) and $2,252,507; Mr. Higgins, 27 years and $1,026,539; Mr. Sarles, 30 years and $992,538; Mr. Overstrom, 2 years (1.5 of which are counted under the Pension Plan) and $824,000; and Mr. Zucchini, 10 years and $937,154.

The table does not include a total annual pension benefit of $810,000 earned by Mr. Overstrom under the Shawmut National Corporation Executive Supplemental Retirement Plan (the "Shawmut SERP") and his amended employment agreement with Fleet, which benefit is expressed as a 50% joint and survivor annuity payable beginning at age 62. Mr. Overstrom's benefit is based on final average compensation of $1,445,000 and 28.5 years of service (including eight additional years credited pursuant to his employment agreement, five of which were credited as a result of prior action by the Hartford National Board of Directors).

Mr. Zucchini's years of service for purposes of the Pension Plan do not include an additional five years of service that would be credited in 1998, and an additional five years of service that would be credited in 2003, based on Mr. Zucchini's continuous employment with Fleet to the years 1998 and 2003, respectively.

SEVERANCE AGREEMENTS AND EMPLOYMENT CONTRACTS

    SEVERANCE AGREEMENTS. Severance agreements are in effect between Fleet and each of the Named Executive Officers. The agreements are intended to encourage the executives to continue to carry on their duties in the event of a change of control of Fleet. Under the terms of these agreements, if termination of an executive's employment occurs within the two-year period following a change of control of Fleet and such termination is by Fleet (or its successor) other than for cause or by the executive for good reason (each as defined in the agreement), each executive, other than Mr. Overstrom, will be entitled to receive, among other things: (i) the executive's accrued salary; (ii) a pro rata portion of such executive's highest annual bonus; and (iii) an amount equal to the sum of annual base salary and highest annual bonus, multiplied by three. Under Mr. Overstrom's severance agreement (negotiated separately in connection with the Shawmut Merger), as amended in 1997 and subject to the provisions of his amended employment agreement described below, he will be entitled to receive, among other things: (i) an amount equal to the sum of annual base salary and any amount awarded under Fleet's short-term incentive plan for the year preceding the year of termination, multiplied by three or the number of years remaining to Mr. Overstrom's 65th birthday, whichever is shorter; and (ii) a pro rata portion of his outstanding long-term incentive award awarded prior to the Shawmut Merger. The severance agreements confer no benefits prior to a change of control. In the event that any payments received by the executives in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide for an additional payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed.

OVERSTROM EMPLOYMENT AGREEMENT. In connection with the Shawmut Merger, Mr. Overstrom entered into an employment agreement with Fleet which provides for:
(i) an annual salary equal to those of the other vice chairmen of Fleet; (ii) eligibility to receive annual and long-term bonuses pursuant to the Fleet incentive plans applicable to the other vice chairmen; and (iii) participation in all employee benefit arrangements available to other similarly situated executive officers of Fleet (only to the extent that the benefits provided thereunder do not duplicate benefits received by Mr. Overstrom based on certain Shawmut plans). The employment agreement is for a one-year term, and is subject to extension for an additional one-year period on each successive anniversary of the Shawmut Merger unless Fleet gives notice of nonrenewal at least 60 days prior to such anniversary.

In April 1997, the Fleet Board approved amendments to Mr. Overstrom's employment agreement to induce Mr. Overstrom to remain in Fleet's employ. The amended agreement requires Fleet to credit to an account on the books of the Corporation an amount ("Deferral Amount") equal to certain benefits Mr. Overstrom would have been entitled to receive under his original agreement if he had terminated his employment as of April 17, 1997 for any reason other than death, cause (as defined in the agreement) or disability (as defined in the agreement). The Deferral Amount ($7,370,952) includes (i) his base salary in effect as of April 17, 1997, multiplied by three ($1,575,000); (ii) the highest annual and long-term bonuses awarded to and earned by Mr. Overstrom during the three fiscal years ended December 31, 1996, multiplied by three ($3,791,057); and (iii) the value of Mr. Overstrom's Shawmut split-dollar insurance benefit ($2,004,895). Payment of the Deferral Amount is deferred until Mr. Overstrom's actual termination date, and the Deferral Amount will be credited during the deferral period with interest at Fleet National Bank's prime rate, as in effect from time to time. The provisions of Mr. Overstrom's original employment agreement which entitle him to coverage or credited service, as applicable, based on Fleet's employee benefit plans (or certain Shawmut plans) remain in effect. The amended employment agreement also effected an amendment to Mr. Overstrom's severance agreement that entitles him to the benefits described above even if Mr. Overstrom's actual termination date occurs after a change of control of Fleet.

Any benefits payable to Mr. Overstrom under the severance agreement shall be reduced by an amount equal to the benefits payable to him pursuant to his amended employment agreement. In the event that any payments received by Mr. Overstrom in connection with the employment agreement (other than interest earned on the Deferral Amount) are subject to the excise tax imposed under federal tax laws, the employment agreement provides for an additional payment sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

                    OTHER INFORMATION RELATING TO DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

INDEBTEDNESS AND OTHER TRANSACTIONS

The banking subsidiaries of Fleet have had transactions in the ordinary course of business, including borrowings, with certain directors and executive officers of Fleet and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

In 1972, subsidiaries of Fleet and Gilbane Building Company ("Gilbane"), a building construction company of which Paul J. Choquette, Jr., a Fleet director, is Chairman and Chief Executive Officer and a director, formed an equal partnership (the "Gilbane Partnership") to develop an urban renewal project, including a shopping center and residential units, in Narragansett, Rhode Island. The initial phase was an apartment complex developed by a limited partnership of which the Gilbane Partnership is the general partner and in which it has a 5% interest. The second phase was a shopping center and condominium development. Fleet Real Estate, Inc., a Fleet subsidiary ("FRE"), made loans in connection with these projects having an aggregate principal balance as of December 31, 1997 of approximately $644,213 (the highest amount outstanding since January 1, 1997 having been $658,733), including loans aggregating $188,928 which are nonperforming and were originally made pursuant to the Gilbane Partnership's commitment to fund certain contingencies relating to the apartment complex. FRE has refinanced the current portion of the loans with a five-year term loan which bears interest at a fixed rate of 9.76% per annum and matures on December 15, 1999. In addition, Fleet National Bank leases space from the Partnership in the shopping center for a branch bank at an annual cost of approximately $18,708.

A subsidiary of Fleet is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage the Fleet Center in Providence, Rhode Island ("Providence Fleet Center"), and to rehabilitate an adjacent structure. One of the partnerships has constructed a parking garage on land it is leasing from Fleet National Bank. Fleet and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the Providence Fleet Center. In 1992, FRE provided permanent mortgage financing to three of such partnerships in the amount of $54,000,000, secured by a first mortgage on the Providence Fleet Center and the Arcade garage. As of December 31, 1997, the amount remaining unpaid under the loan was $51,181,570 (the highest amount outstanding since January 1, 1997 having been $51,811,594). The loan presently carries an interest rate of 8.5% per annum plus a contingent interest feature that serves to enhance FRE's yield. The loan closed and was fully funded on December 31, 1992. Fleet and Fleet National Bank have leased space in the building for a total annual rental of approximately $3,246,564.

One of Fleet's subsidiaries leases office space for one dollar per annum and shared expenses from Delta Properties. Michael B. Picotte, a Fleet director, is a 50% partner in Delta Properties. The lease expires in December 2004.

A Fleet subsidiary is an investor in a limited partnership (the "Partnership") that invests principally in targeted businesses in the financial services industry. Joel B. Alvord, a Fleet director, is a majority equity owner of the limited liability company which serves as the general partner of the Partnership. The Fleet subsidiary has committed to invest up to $10,000,000 as a limited partner participant.

A Fleet subsidiary pays for the lease on a New York Stock Exchange, Inc. seat that is owned by Thomas C. Quick, a Fleet director, and is leased to an employee of the Fleet subsidiary. The same Fleet subsidiary also pays for the leases of its employees for three additional New York Stock Exchange, Inc. seats that are owned by members of Mr. Quick's family. Each of the four leases provides for an annual rent of $160,000, is for a one-year term and is renewed automatically unless terminated with sixty days' notice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Murray serves on the Board of Directors of A.T. Cross Company and is chairman of its compensation committee. Mr. Boss, Chairman of A.T. Cross Company, serves on Fleet's Human Resources and Planning Committee. The four other members of the Human Resources and Planning Committee are Messrs. Hardymon, Collins, O'Connor and Tregurtha. Mr. Murray also serves on the Board of Directors and the compensation committee of CVS Corporation. Mr. Ryan, Vice Chairman and Chief Operating Officer of CVS Corporation, serves on the Fleet Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Fleet believes that during 1997 all Section 16(a) filing requirements applicable to its directors and executive officers were complied with except that (a) Paul J. Choquette, Jr. inadvertently failed to report on a timely basis his wife's sale, on behalf of her son, of 300 shares of Common Stock; (b) H. Jay Sarles and Michael R. Zucchini each inadvertently failed to report on a timely basis gifts of 100 shares and 216 shares, respectively, of Common Stock; and (c) Bradford R. Boss and a family trust for which he serves as trustee each inadvertently failed to report on a timely basis the trust's holding of 17,000 shares of Common Stock when the shares first became reportable in 1991.

         RATIFICATION OF THE SELECTION OF FLEET'S INDEPENDENT AUDITORS

    The ratification of the selection of KPMG Peat Marwick LLP to serve as independent auditors of Fleet for the current fiscal year ending December 31, 1998, will be submitted to the Annual Meeting. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The firm of KPMG Peat Marwick LLP has advised Fleet that neither it nor any of its members has any direct financial interest in Fleet as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1997 were furnished at customary rates.

The ratification of the selection of independent auditors requires the affirmative vote of a majority of Common Stock, present in person or represented by proxy, and entitled to vote thereon at the Annual Meeting when there is a quorum.

 THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL, WHICH IS IDENTIFIED AS
                        PROPOSAL 2 ON THE ENCLOSED PROXY

                           1999 STOCKHOLDER PROPOSALS

Proposals of stockholders for next year's proxy statement must be received by November 2, 1998. Proposals should be mailed to William C. Mutterperl, Secretary of Fleet, at One Federal Street, Boston, Massachusetts 02110.

                              FINANCIAL STATEMENTS

The financial statements of the Corporation are contained in the 1997 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                                 MISCELLANEOUS

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by Fleet. Solicitations may be made in person or by telephone by officers or regular employees of Fleet, who will not receive additional compensation therefor. In addition, Fleet has retained Georgeson & Co., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $17,500 excluding expenses, will be paid by Fleet.

                                    Submitted by Order of the Board of
                                    Directors,
                                    WILLIAM C. MUTTERPERL
                                      SECRETARY

Boston, Massachusetts
March 2, 1998

                           FLEET FINANCIAL GROUP, INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
P MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 1998, OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THE
R   STOCKHOLDER(S).

O The undersigned hereby appoints William Barnet, III, Robert J. Matura and Michael B. Picotte, jointly and severally with full power of substitution to
X each, as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of Fleet Financial Group, Inc., to be held at the
Y World Trade Center Boston, 164 Northern Avenue, Boston, Massachusetts, on Wednesday, April 15, 1998, at 11:00 a.m., or any adjournments thereof, and to vote as directed below all stock of this Company which the undersigned would be entitled to vote if personally present.

    By acceptance, the proxies named above agree that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no directions are specified, the Proxy will be voted FOR the election of all 9 nominees for Director, and FOR the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998, all as set forth on the reverse. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.

    NOMINEES FOR DIRECTOR:

    Three-Year Term:   Joel B. Alvord, Bradford R. Boss, Stillman B. Brown,
                       Kim B. Clark, James F. Hardymon, Arthur C. Milot,
                       Lois D. Rice, and John R. Riedman

    Two-Year Term:     Marian L. Heard

                           (continued on reverse side)

     Please mark your
X    votes as in this
     example.

The Proxy when properly executed will be voted in the manner directly herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees, and FOR Proposal 2.


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

                     FOR       AGAINST                                          FOR     AGAINST     ABSTAIN
1. ELECTION OF       / /         / /              2. PROPOSAL to ratify the     / /       / /          / /
   DIRECTORS.                                        selection of KPMG
   (See Reverse)                                     Peat Marwick LLP as
                                                     independent auditors for the
                                                     fiscal year ending
                                                     December 31,  1998.


VOTE AGAINST THE FOLLOWING NOMINEES ONLY


________________________________________


                                                     PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING
                                                     ENVELOPE.

                                                     NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                     Please sign EXACTLY as name(s) appear hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign full corporate or partnership
                                                     name by any authorized officer or person. If shares are held jointly, each joint owner should sign.


                                                     ___________________________________________


                                                     ___________________________________________
                                                     SIGNATURE(S)                   DATE

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                          DETACH AND RETURN PROXY CARD






                           FLEET FINANCIAL GROUP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 15, 1998
                            WORLD TRADE CENTER BOSTON
                               164 NORTHERN AVENUE
                              BOSTON, MASSACHUSETTS
                                   11:00 A.M.